NEWS RELEASE

CONTACT:
Conmed Corporation
Todd W. Garner
Chief Financial Officer
315-624-3317
ToddGarner@conmed.com

CONMED Corporation to Transfer Listing of Common Stock to the New
York Stock Exchange

Utica, New York, January 29, 2020 – CONMED Corporation (NASDAQ: CNMD) today announced that it is transferring the listing of its common stock to the New York Stock Exchange (NYSE) from the NASDAQ Global Market.

CONMED expects to begin trading on the NYSE effective at the open of markets on February 10, 2020. The Company’s shares will continue to trade on the NASDAQ until the transfer is completed and will continue to trade under the ticker “CNMD” as part of the transfer to the NYSE.

“We are excited to be joining the NYSE on the actual day of CONMED’s 50th anniversary. With this move, we join the group of high-performing medical device companies traded on the NYSE. We are grateful for the long and valued partnership with NASDAQ and look forward to a productive relationship with the NYSE,” commented Curt R. Hartman, CONMED’s Chief Executive Officer.

“We are delighted to welcome CONMED, an innovator in the medical device industry, as it transfers its listing to the NYSE,” said John Tuttle, Vice Chairman and Chief Commercial Officer, NYSE Group. "We look forward to collaborating with the company and continuously delivering the benefits of our unique market model and world-class services."

About CONMED Corporation

CONMED is a medical technology company that provides surgical devices and equipment for minimally invasive procedures. The Company’s products are used by surgeons and physicians in a variety of specialties, including orthopedics, general surgery, gynecology, neurosurgery, thoracic surgery, and gastroenterology. For more information, visit www.conmed.com.

Forward-Looking Statements

This press release may contain forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties, which could cause actual results, performance, or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. For example, in addition to general industry and economic conditions, factors that could cause actual results to differ materially from those in the forward-looking statements may include, but are not limited to, the risk factors discussed in the Company's Annual Report on Form 10-K for the full year ended December 31, 2018 and listed under the heading Forward-Looking Statements in the Company’s most recently filed Form 10-Q. Any and all forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.